Exhibit 10.30

2007 Base Salaries for Named Executive Officers

The Compensation Committee of the Board of Directors (the “Committee”) annually sets forth compensation levels and equity awards for the Company’s executive officers using the following process: after reviewing the data set forth in a compensation survey provided by Radford Surveys + Consulting, a global life sciences and technology industry compensation consulting firm, the Committee determines on an annual basis for each executive officer, (1) a target total compensation package, (2) the appropriate allocation of the total compensation package between base salary, short-term performance based compensation and long-term equity incentive compensation, and (3) whether there should be any changes to the compensation packages to better align our executive officers’ interests with those of our stockholders. Adjustments to the base salary of our executive officers is determined by the Committee in February of each year, with the adjustments becoming effective March 1st. For 2007, the Committee approved the salaries listed below for each of the Company’s named executive officers.

Named Executive Officer	Base Salary for 2007
Claes Glassell President and Chief Executive Officer	$471,818
William J. Dawson Vice President, Finance and Chief Financial Officer	$281,993
Laurence M. Corash, M.D. Vice President, Medical Affairs and Chief Medical Officer	$364,140
William M. Greenman President, Cerus Europe	$300,000
David N. Cook Corporate Senior Vice President	$335,000